Exhibit (c)(7)

The Special Committee of 21st Century Insurance Group Discussion Materials February 8, 2007 Confidential Presentation to: FEBRUARY 6, 2007 MEETING MATERIALS UPDATED FOR REVISED COST SYNERGIES

Table of Contents Agenda Introduction Valuation Summary DCF Methodology and Detail _____________________________________________________________ Appendices

Introduction

The company has re-evaluated its five year forecast. While the Company continues to expect to produce strong premium growth, it will have difficulty attaining the higher levels previously projected. Factors include: Key marketing positions left unfilled as a result of the first expected and now pending AIG offer. Delay in ramping up California marketing pending rate approval. Loss ratio may be higher as favorable reserve development may not be at the levels experienced in 2006. Expenses may be higher as rationalization of expense base following geographic expansion has been delayed by pending transaction. Auto industry environment is increasingly challenging given increased competition. Wall Street analyst’s project sector earnings to be flat in 2007 and to decline 4% in 2008 (PGR is expected to decline 10% and 2%, respectively). Takeaways from Progressive 4Q06 earnings release on January 17 supported analyst expectations of a more difficult environment. 2% decline in premium for quarter represented worst quarter in six years. No material top-line growth expected over the foreseeable future, as rate decreases on its large renewal business expected to more than likely offset any new business gains. On January 24, 2007, AIG submitted a proposal to acquire the 38.1% of the shares in 21st Century that it does not own company for a price of $19.75 per share. The proposal valued the company at 19.6x 2007 I/B/E/S earnings, was a 20% premium to market, and was subject to due diligence. At the close of business on February 2, 2007, 21st Century was trading at $21.36, which is 8% above AIG’s proposed price. In its proposal, AIG stated that it had no interest in selling the 21st Century Shares it currently owns. Company Update AIG Proposal Situation Update Introduction Sector Update 1

EPS Projection Summary Annual Projections Quarterly Projections ___________________________ Source: FactSet. I/B/E/S Median EPS estimate. Data as of February 5, 2007. Adjusted $0.03 for one time items, including AIG acquisition proposal related costs and impairment/write-off of abandoned assets. The revised 2007 projections are for $0.91 per share, growing to $1.63 per share by 2011. Introduction 2 2006 2007 2008 2009 2010 2011 07-09 Growth 07-11 Growth Actual $1.14 - - - - - - - Wall Street (1) $1.19 $1.00 $0.93 - - - - - Soprano $1.14 $1.16 $1.22 $1.47 $1.67 $1.86 12.6% 12.5% Resolute $1.14 $0.91 $0.99 $1.21 $1.33 $1.63 15.3% 15.7% (2) (2) (2) 4Q 2006 1Q 2007 2Q 2007 3Q 2007 4Q 2007 Actual $0.23 - - - - Wall Street (1) $0.29 $0.24 $0.26 $0.28 $0.29 Soprano $0.23 $0.30 $0.31 $0.31 $0.25 Resolute $0.23 $0.22 $0.23 $0.23 $0.24 WS v. Resolute $0.06 $0.02 $0.03 $0.05 $0.05 Soprano v. Resolute $0.00 $0.08 $0.08 $0.08 $0.01 (2) (2) (2)

Valuation Summary

Valuation Summary Valuation Analysis – Equity Value Per Share Valuation Summary Because of the strong projected growth rate from 2009 to 2011, the five year DCF produces, by far, the highest values. (1) (1) ___________________________ Without cost synergies, the selected equity value range is $19 - $22 for the five year DCF and $16 - $19 for the ten year DCF. 3 $14 $19 $22 $21 $21 $22 $26 4 4 2 2 3 3 3 3 $18 $24 $23 $22 $24 $25 $29 $19 $10 $12 $14 $16 $18 $20 $22 $24 $26 $28 $30 Comparable Trading Valuation (30% premium) Comparable Acquisitions Valuation Minority Buy-in Premium (1 month prior) Minority Buy-in Premium (1 week prior) Ten Year Discounted Cash Flow (50% synergies) Ten Year Discounted Cash Flow (100% synergies) Five Year Discounted Cash Flow (50% synergies) Five Year Discounted Cash Flow (100% synergies) $23

Discounted Cash Flow Analysis Summary

Valuation Summary

5 Year Valuation

Valuation Per Share without Cost Savings

			Equity Discount Rate		
			11.0%	13.0%	15.0%
Equity Value	Terminal	15.0 x	$20.63	$19.16	$17.84
	P/E	16.0 x	$21.72	$20.16	$18.75
	Multiple	17.0 x	$22.81	$21.15	$19.66

Selected Equity Value Range	$19.00 -	$22.00
Value of 100% Cost Savings (1)	$6.64	
Value of 50% Cost Savings (1)	$3.32	

With $148mm one-time cost saves and annual run-rate cost saves of $65mm

100% Cost Savings	$25.64 -	$28.64
50% Cost Savings	$22.32 -	$25.32

10 Year Valuation

Valuation Per Share without Cost Savings

			Equity Discount Rate		
			10.0%	11.0%	12.0%
Equity Value	Terminal	10.0 x	$17.53	$16.40	$15.36
	P/E	11.0 x	$18.59	$17.36	$16.24
	Multiple	12.0 x	$19.64	$18.32	$17.12

Selected Equity Value Range	$16.00 -	$19.00
Value of 100% Cost Savings (2)	$5.44	
Value of 50% Cost Savings (2)	$2.72	

With $148mm one-time cost saves and annual run-rate cost saves of $65mm

100% Cost Savings	$21.44 -	$24.44
50% Cost Savings	$18.72 -	$21.72

Note: See page 8 for description of methodology and page 11 for a detailed description of the cost synergies.
50% of annual cost savings assumed to be achieved in the first year and 100% thereafter. PV of cost synergies includes upfront implementation costs assumed to be 50% of the annual cost savings.
1. *Represents value of cost savings at mid-point discount rate of 13% and terminal multiple of 16.0x. Includes one time ATX cost savings of $1.11 per share in 100% case ($0.56 in 50% case) at time zero.*
2. *Represents value of cost savings at mid-point discount rate of 11% and terminal multiple of 11.0x. Includes one time ATX cost savings of $1.11 per share in 100% case ($0.56 in 50% case) at time zero.*

LEHMAN BROTHERS 4 21st Century Insurance Drivers Just Like You

Minority Buy-In Premiums Minority cash buy-in premiums vary, but they have overall been in the area of 30%. It should be noted that we did not see any indication of takeover speculation in TW stock at the time that the AIG proposal was made. However, it also must be noted that I/B/E/S had the company median EPS at $1.00 in 2007 at the time of the offer, versus management’s current estimate of $0.91. Observations Selected Cash Acquisitions of Minority Interests ___________________________ Source: Dealogic. Note: List represents selected transactions where target companies were listed in the U.S. and includes completed or pending transactions since 1998 where acquirer owned >50% of target before transaction and acquired equity value of at least $50 million. Premiums paid are based on Dealogic calculations. Source: FactSet. Market data as of AIG announcement, January 24, 2007. Valuation Summary Premiums Paid Analysis (1) Selected Minority Buy-in Premium Range 1 week prior: $21.00 - $23.00 1 month prior: $22.00 - $24.00 5 Transaction Date Transaction % Premiums Paid Over Last Announced Completed Target Name Acquirer Name Value ($mm) 1 Day 1 Week 1 Month 11/20/2006 Pending TD Banknorth Inc TD Bank Financial Group $3,200.0 42.0% 6.5% 8.4% 9.1% 10/09/2006 Pending NetRatings Inc VNU NV $225.9 39.5% 9.8% 10.5% 10.6% 03/20/2006 11/08/2006 Chaparral Resources Inc LUKoil OAO $88.6 40.0% 1.4% 1.8% 13.7% 03/17/2006 05/18/2006 William Lyon Homes Inc General William Lyon $240.4 25.5% 44.0% 50.5% 27.0% 02/06/2006 05/15/2006 Lafarge North America Inc Lafarge SA $3,293.4 46.8% 33.1% 33.6% 40.9% 09/01/2005 11/09/2005 7-Eleven Inc Seven-Eleven Japan Co Ltd $1,323.0 27.3% 32.3% 31.0% 10.3% 02/21/2005 07/21/2005 Eon Labs Inc Novartis AG $988.9 34.6% 11.0% 7.8% 42.9% 01/27/2005 04/19/2005 Genencor International Inc Danisco A/S $260.8 16.0% 22.3% 18.7% 19.9% 08/02/2004 12/08/2004 Cox Communications Inc Cox Enterprises Inc $8,363.2 38.0% 26.0% 24.6% 25.2% 10/06/2003 12/18/2003 UGC Europe Inc UnitedGlobalCom Inc $1,303.0 33.3% 45.7% 49.5% 29.6% 06/02/2003 09/29/2003 Seminis Inc Savia SA de CV $59.7 23.9% 16.3% 18.5% 14.5% 06/02/2003 08/20/2003 Ribapharm Inc ICN Pharmaceuticals Inc $129.4 20.0% 23.0% 23.8% 56.6% 07/08/2002 02/28/2003 International Specialty Products Samuel J. Heyman $127.0 19.0% 35.5% 32.9% 49.3% 02/19/2002 04/11/2002 Travelocity.com Inc Sabre Holdings Corp $473.8 33.9% 45.8% 40.3% 19.5% 02/13/2002 05/31/2002 Deltek Systems Inc Donald and Kenneth deLaski $54.3 49.7% 18.4% 28.6% 49.0% 10/10/2001 11/27/2001 TD Waterhouse Group Inc Toronto-Dominion Bank $431.3 12.0% 53.2% 49.1% (64.9%) 10/01/2001 02/13/2002 NCH Corp Irvin and Lester Levy $120.8 43.0% 34.0% 33.6% 18.8% 08/21/2001 02/26/2002 Spectra-Physics, Inc Thermo Electron Corp $58.5 20.0% 27.8% (0.6%) (10.3%) 06/04/2001 12/12/2001 Liberty Financial Companies Inc Liberty Mutual Group $486.2 29.5% (0.0%) 0.9% (6.5%) 03/26/2001 08/22/2001 CSFBdirect Credit Suisse Group $110.4 17.9% 140.0% 102.0% 73.9% 02/15/2001 10/01/2001 Westfield America, Inc Westfield America Trust $268.0 22.5% 12.5% 11.7% 12.6% 12/22/2000 03/15/2001 Delco Remy International, Inc Citigroup $116.3 47.0% 74.7% 58.3% 38.2% 12/15/2000 03/16/2001 Azurix Corp Enron $326.1 33.0% 36.7% 36.7% 38.1% 12/13/2000 09/04/2001 NPC International, Inc O. Gene Bicknell $88.3 35.0% 8.7% 10.0% 38.9% 09/21/2000 03/12/2001 Hertz Corp Ford Motor $705.3 18.5% 46.4% 42.7% 10.9% 08/30/2000 01/03/2001 AXA Financial Inc AXA SA $13,734.8 40.0% 51.6% 59.3% 106.8% 07/24/2000 01/11/2001 Phoenix Investment Partners Inc Phoenix Home Life Mutual Insurance Co $342.3 40.0% 44.0% 40.0% 59.5% 07/10/2000 09/14/2000 Life Technologies, Inc Invitrogen Corp $375.9 25.0% 22.4% 17.6% 22.4% 04/24/2000 07/14/2000 Cherry Corp Peter Cherry $121.9 46.0% 103.1% 109.1% 67.3% 04/13/2000 06/20/2000 Howmet International Inc Alcoa $321.4 15.3% 1.2% 2.1% 13.5% 03/31/2000 06/21/2000 Hartford Life, Inc Hartford Financial Services Group $1,313.0 18.5% 12.1% 18.6% 42.8% 03/23/2000 06/08/2000 Homestead Village Inc Security Capital Group $64.0 13.0% 49.1% 98.8% 98.8% 03/21/2000 04/20/2000 Travelers Property Casualty Corp Citigroup $2,423.0 15.0% 24.1% 39.5% 35.1% 03/16/2000 09/15/2000 Vastar Resources Inc BP Amoco plc $1,458.9 18.0% 31.5% 37.0% 59.0% 03/01/2000 03/01/2000 7-Eleven Inc Ito-Yokado Co Ltd $540.0 7.0% 83.1% 63.4% 162.1% 01/31/2000 05/12/2000 Thermo Optek Corp Thermo Instrument Systems Inc $76.6 10.0% 6.7% (5.1%) 31.9% 01/31/2000 04/14/2000 Thermo BioAnalysis Corp Thermo Instrument Systems Inc $131.4 22.7% 51.4% 55.6% 52.4% 01/20/2000 01/20/2000 Life Technologies, Inc Dexter Corp. $348.5 28.5% 11.4% 10.1% 17.4% 01/19/2000 03/24/2000 Trigen Energy Corp Suez Lyonnaise des Eaux SA $137.0 47.0% 38.2% 42.4% 36.2% 12/08/1999 06/20/2000 Robertson-Ceco Corp Heico Cos LLC $56.5 30.5% 46.0% 43.8% 44.9% 12/02/1999 04/19/2000 Boise Cascade Office Products Corp Boise Cascade Corp. $204.1 18.2% 12.3% 55.3% 59.0% 06/07/1999 08/17/1999 Intek Global Corporation Securicor plc $127.4 39.0% 37.7% 26.8% 22.0% 06/03/1999 06/17/1999 Genentech Inc Roche Holding AG $3,705.6 35.1% 0.6% (5.8%) (2.7%) 05/07/1999 06/10/1999 J. Ray McDermott SA McDermott International Inc. $511.3 37.0% 16.8% 13.1% 23.4% 04/01/1999 08/23/1999 Aqua Alliance Inc Vivendi SA $91.3 17.0% 28.9% 40.6% 110.9% 03/25/1999 03/25/1999 Burlington Resources Coal Dominion Resources Inc $73.0 33.0% 8.0% 8.9% 2.2% 03/24/1999 11/04/1999 Knoll Inc Warburg Pincus Ventures LP $495.6 43.5% 83.6% 51.9% 46.4% 03/22/1999 07/26/1999 PAYMENTECH INC First Data Corp $417.2 47.0% 2.3% 10.9% 29.1% 03/19/1999 06/21/1999 Spelling Entertainment Group Inc Viacom Inc $151.1 20.0% 44.4% 43.1% 52.9% 03/08/1999 07/08/1999 LabOne Inc Lab Holdings Inc $169.7 19.5% 17.2% 10.3% 8.5% 12/15/1998 01/13/1999 PEC Israel Economic Corporation IDB Development Corporation Ltd. $86.7 18.6% 0.0% 0.0% 0.0% 12/02/1998 04/23/1999 BRYLANE, INC PINAULT-PRINTEMPS-REDOUTE SA $225.9 49.9% 45.2% 88.5% 48.5% 10/27/1998 12/14/1998 Citizens Corp Allmerica Financial Corp $205.3 17.5% 20.6% 13.1% 19.8% 10/23/1998 04/28/1999 BA Merchant Services Inc BANKAMERICA CORP $333.5 33.4% 47.1% 56.2% 43.2% 09/23/1998 12/17/1998 J&L Specialty Steel, INC USINOR SA $114.9 46.5% 117.0% 75.9% 27.5% 07/07/1998 12/23/1998 Life Technologies, Inc Dexter Corp $215.2 22.0% 26.2% 27.2% 17.2% 04/30/1998 11/02/1998 Mycogen Corp Dow Chemical Co $317.6 31.0% 41.8% 40.0% 53.4% 03/05/1998 05/20/1998 XLCONNECT Solutions XEROX $66.6 20.0% (11.1%) 15.1% 22.1% 01/22/1998 09/29/1998 BT Office Products Int'l Koninklijke KNP BT NV $138.1 30.0% 32.5% 78.9% 76.0% 01/08/1998 02/02/1998 Rayonier Timberlands Rayonier Inc $65.8 25.3% 11.2% 25.3% 6.1% Mean: $866.7 29.1% 32.7% 33.9% 34.7% Median: $225.9 29.0% 28.4% 32.0% 29.3% 21st Century Insurance Price at 1/24/07 1 Week Prior 1 Month Prior Market Price $16.59 $16.77 $17.62 25% Premium $20.74 $20.96 $22.03 30% Premium $21.57 $21.80 $22.91 35% Premium $22.40 $22.64 $23.79 Acquired

Comparable Acquisition Valuation Summary

Valuation Summary

The parallels of the GEICO minority buy-in to this transaction are sufficiently strong to make it an important comparable acquisition valuation benchmark.

Comments

Observations

- While there have been several acquisitions of non-standard auto companies in the past few years, one would need to go back to the minority buy-in of GEICO in 1996 to find the last true public direct auto franchise that was acquired.
- GEICO was a minority buy-in of a direct auto company with an existing national franchise, and it was bought in at almost 22x trailing earnings and over 19x forward earnings.

	Premium to [2]				
GEICO Transaction	1 Day Prior	1 Month Prior	52 wk High	Price / LTM Earnings	Price / NTM Earnings
GEICO [1]	25.6%	25.8%	18.4%	21.6 x	19.2 x

Comparable Transactions Analysis

($ in millions)

	TW Value	Observed Range [3]	Selected Range	Implied Value Per Share
LTM Earnings	$1.14	5.9 x - 21.6 x	20.0 x - 21.6 x	$22.80 - $24.62
NTM Earnings	$0.91	19.2 x - 30.8 x	19.2 x - 20.0 x	$17.47 - $18.20
Premium to Trading Price 1 Day / 1 Month Prior (GEICO)		$16.59 / $17.62	25.6% / 25.8%	$20.84 - $22.17

Selected Comparable Acquisitions Range:	**$19.00 - $23.00**

1. *Price / LTM, Price / TBV and Price / Book ratios as of June 30, 1995. Price / Fwd EPS based on 1996 EPS estimate.*
2. *Based on Berkshire Hathaway's announced purchase price of $70.00 per share at the time of acquisition.*
3. *Includes observations for other personal lines transactions as set forth in the appendix.*

LEHMAN BROTHERS

6

21st Century Insurance
Drivers Just Like You

Comparable Trading Valuation While 21st Century has historically traded at higher valuation multiples, comparable trading analysis with market acquisition premiums suggests values substantially lower than other methods. Valuation Summary ___________________________ Represents the mid-point of 25% to 35% premium range. Selected Comparable Trading Range at 30% Premium (1): $14.00 - $18.00 7 ($ in millions) TW EPS Observed Range Selected Range Implied Value Per Share 2007 Earnings $0.91 8.8 x - 12.3 x 10.0 x - 12.5 x $9.10 - $11.38 At 30% Premium: (1) $11.83 $14.79 2008 Earnings $0.99 9.0 x - 13.4 x 11.0 x - 13.5 x $10.89 - $13.37 At 30% Premium: (1) $14.16 $17.37 TW ROE 2006 BVPS Regression Multiple Implied Value 2007 ROE (unadjusted) 8.8% $10.37 1.02 x $10.59 At 30% Premium: (1) $13.77 2007 ROE (adjusted) 10.4% $7.47 1.21 x $9.04 One time special dividend: $2.90 At 30% Premium: (1) $14.66

DCF Methodology and Detail

For this analysis, we have used $65.0 million in annual pre-tax cost synergies plus $147.8 million in one time pre-tax cost savings at time zero based on revised cost savings amounts provided by management, outlined on page 11 of this book. 50% of annual cost savings assumed to be achieved in the first year and 100% thereafter. Present value of the annual cost synergies include upfront implementation costs (assumed to be 50% of the annual cost savings). Value of cost savings have been calculated separately and the values at 50% and 100% to the seller have been added to the stand alone DCF. We have created two valuation scenarios. Five year time horizon uses management’s five year projections (adjusted as above): Ten year time horizon: Uses management projections for first five years. For years six to ten, premium growth is gradually reduced to industry average 6% while the combined ratio is maintained level with management’s projection for 2012. We constructed a discounted cash flow analysis based on management’s projections. We have made a few adjustments to these projections: One time dividend at time zero of excess capital. Retain cash flow to maintain a 2.5x premiums to surplus ratio in all periods. Investment income has been modified to reflect above items. Scenarios Cost Savings Projections Discounted Cash Flow Analysis DCF Methodology and Detail 8

The five year DCF uses a terminal multiple range of 15x to 17x. This range in inline with where the Company has traded over the last few years. While the highest 2007 multiple for a personal lines company other than 21st is Progressive (12.3x), we note that over time, 21st has traded at a material premium to its peers, in part due to future growth prospects. The ten year DCF uses terminal multiples within the peer group range, albeit at the higher end of such range. This reflects growth rates closer to industry averages in the terminal year. The longer DCF period allows creates long term growth more in line with peers. For the five year DCF, there is a material increase in anticipated earnings growth from ’07 to ’11 (15.7% versus 12.5%), in the context of the first year showing a decline of 20% from the prior year, rather than an increase of 2%. As a result, we have enlarged our discount rate range. At the low end, we remain at 11% based on cost of capital analysis. At the high end, we have extended the range up to 15% to reflect the increased return a buyer might require for an the increased risk in achieving the aggressive projections. For the ten year DCF, we have used a discount rate range of 10% to 12%. The lower rate and tighter range relative to the five year DCF reflect (i) longer term of the projection and (ii) growth rates in years six through ten trending closer to industry averages. Terminal Multiple Discount Rate Discounted Cash Flow Analysis DCF Methodology and Detail 9

Sensitivity Analysis – Valuation Summary DCF Methodology and Detail Five Year Valuation Per Share The value is very sensitive to changes in combined ratios and premium growth rates. Ten Year Valuation Per Share ___________________________ Note: 5 year and 10 year valuations based on 13% and 11% equity discount rates; terminal multiples based on 16x and 11x respectively. Applied to years 1 to 5. Applied to all years in the projections. 10 Premium Growth Offset (1) -5%pt -2.5%pt +0%pt +2.5%pt +5%pt -2%pt $20.98 $22.51 $24.18 $26.00 $27.99 -1%pt $19.34 $20.69 $22.17 $23.78 $25.54 +0%pt $17.70 $18.88 $20.16 $21.57 $23.10 +1%pt $16.07 $17.06 $18.16 $19.35 $20.66 +2%pt $14.43 $15.25 $16.15 $17.14 $18.22 Combined Ratio (2) Premium Growth Offset (1) -5%pt -2.5%pt +0%pt +2.5%pt +5%pt -2%pt $18.76 $20.00 $21.35 $22.82 $24.43 -1%pt $17.14 $18.20 $19.35 $20.62 $22.00 +0%pt $15.51 $16.39 $17.36 $18.42 $19.58 +1%pt $13.88 $14.59 $15.37 $16.22 $17.15 +2%pt $12.25 $12.79 $13.38 $14.02 $14.73 Combined Ratio (2)

Cost Savings

DCF Methodology and Detail

- The cost savings shown below represent management estimates of the amount of savings obtainable by AIG without diminishing growth in the "Resolute" projections.
- Higher cost savings scenarios would require an alternative set of projections.

Description of Cost Synergies

($ in millions)	Savings Amount	Description
One Time Cost Synergies:		
APS	$137.8	AIG needs a new auto system. APS is cutting edge and eliminates development / testing costs for AIG. Amount represents investment in APS to date by 21st Century.
Claims Efficiency	$10.0	AIG has a local office strategy and can use ten 21st Century locations rather than investing in startups.
Total One Time Savings	**$147.8**	
Annual Cost Savings:		
Executive Redundancy Elimination	$21.5	Assumed to be 80% savings of annual cost of senior leadership team of $26.9mm.
Corporate Support Dept Reductions	$13.4	Reduction of workforce from corporate functions (e.g. financial reporting, corporate, legal - 50% of $26.8mm, ex depreciation).
Eliminate Marketing & Product Mgmt	$16.0	Duplicate functions to AIG's existing national personal auto operation. Assumed 80% of $20.0mm, ex depreciation.
Advertising Buy Efficiency	$5.0	10% savings on combined media spend [1] resulting from benefits of negotiating price cuts / increasing ad effectiveness.
Call Center Efficiency	$9.1	Efficiencies in call center support areas (e.g. analysis, planning). Assumed 80% of annual costs of $11.5mm.
Total Annual Savings	**$65.0**	

1. Assumes $30.0 million for AIG broadcast media spend and $20.0 million for 21st Century.

LEHMAN BROTHERS

11

21st Century Insurance
Drivers Just Like You

Appendices

Comparable M&A Transactions Selected Auto Insurance M&A Transactions ___________________________ Source: SNL Financial. Excludes renewal rights deals, Travelers/RSA in 2003 and Unitrin/Kemper in 2002. Part of combined deal. Deal value represents estimate for personal lines business. Price / LTM, Price / TBV and Price / Book ratios as of June 30, 1995. Price / Fwd EPS based on 1996 EPS estimate. Appendix GEICO is the only true auto franchise that has been acquired in the past ten years. GEICO was a minority buy-in of a direct auto company with an existing national franchise, and it was bought in at almost 22x trailing earnings and about 19x forward earnings. 12 Price / Deal Announce Value Date Acquiror Target (mm) Target Auto Business Lines 8/25/1995 Berkshire Hathaway GEICO (2) $2,300.0 2.86x 2.86x 21.6x 19.2x Private passenger auto 12/4/06 Elara Holdings Direct General $452.6 1.66x 1.89x 14.4x NA Non-standard auto 7/29/05 Sentry Insurance Viking Insurance $200.0 NA NA NA NA Non-standard auto 12/15/03 Liberte Investors USAuto Holdings Inc. 157.2 7.20x NA 10.6x NA Private passenger auto, Non-Standard auto 6/25/03 AIG GE U.S. Auto & Home 500.0 (1) 1.06x NA 8.5x NA Private passenger auto and home 5/22/03 Palisades Group LLC High Point Group 260.0 NA NA NA NA Private passenger auto 5/22/03 Nationwide Titan 413.0 NA NA NA NA Private passenger auto 5/31/01 Safety Holdings Inc. Thomas Black Corp. 112.8 0.53 0.53 5.9 NA Private passenger auto, Commercial auto 12/27/99 Prudential Titan 200.0 0.73 1.23 NA NA Private passenger auto, Non-Standard auto 7/12/99 MetLife St. Paul personal lines 600.0 NA NA NA NA Non-standard auto 6/9/99 Allstate Corp. CNA personal lines business 1,200.0 NA NA NA NA Private passenger auto 1/11/99 American Financial Group Inc. Worldwide Insurance Co. 115.0 0.84 NA NA NA Private passenger auto 1/26/98 Allstate Corp. Pembridge 267.3 NA NA NA NA Private passenger auto, Commercial auto 10/16/97 Hartford Financial Services Omni Insurance Group Inc. 187.6 3.30 3.41 33.8 30.8x Non-standard auto 6/23/97 General Motors Corp. Integon Corp. 519.2 3.93 NA NA NA Non-standard auto 2.42x 2.11x 15.7x 25.0x 1.89x 2.31x 14.4x 25.0x Book Tang. Book LTM Earnings FY1 Earnings Median: Mean:

Comparable Publicly Traded Companies

Appendix

Auto Insurance Trading Comparables

($ in millions, except per share data)

	Price as of 02/02/2007	Market Value	52-Week High	52-Week Low	Price to: 2007E EPS	Price to: 2008E EPS	Book Value	ROAE 2007E	Debt/ Cap	NPW/ Surplus (1)
Comparable Companies										
Allstate	$61.19	$38,041.8	$66.14	$50.30	8.8 x	9.0 x	1.8 x	18.4%	19.9%	1.8 x
Progressive	23.57	17,630.4	27.86	22.18	12.3 x	13.4 x	2.6 x	19.0%	15.0%	3.0 x
SAFECO	65.25	6,870.8	65.68	49.09	10.6 x	10.9 x	1.7 x	15.5%	23.0%	1.6 x
Mercury General Corporation	53.28	2,913.6	58.89	48.75	11.9 x	12.2 x	1.7 x	13.4%	7.7%	2.0 x
Hanover Insurance	48.25	2,465.6	54.43	40.72	11.6 x	11.8 x	1.2 x	10.2%	20.3%	1.8 x
Commerce Group	30.55	2,070.9	32.00	25.77	10.0 x	11.1 x	1.4 x	13.0%	16.8%	1.2 x
State Auto	32.77	1,344.5	39.45	28.40	10.2 x	10.6 x	1.6 x	13.7%	12.3%	0.8 x
Horace Mann	20.06	863.6	21.01	16.05	10.7 x	NA	1.4 x	12.2%	27.3%	2.0 x
				Mean:	**10.8 x**	**11.3 x**	**1.7 x**	**14.4%**	**17.8%**	**1.8 x**
				Median:	**10.7 x**	**11.1 x**	**1.7 x**	**13.6%**	**18.4%**	**1.8 x**
				Max:	**12.3 x**	**13.4 x**	**2.6 x**	**19.0%**	**27.3%**	**3.0 x**
				Min:	**8.8 x**	**9.0 x**	**1.2 x**	**10.2%**	**7.7%**	**0.8 x**
21st Century Insurance Group	**$21.36**	**$1,845.0**	**$21.46**	**$13.58**	**23.5 x**	**21.6 x**	**2.1 x**	**8.8%**	**11.7%**	**1.9 x**

Source: FactSet and SNL Financial. Market data as of February 2, 2007. Financial data as of September 30, 2006.
1. NPW / Surplus data from OneSource. Data as of December 31, 2005.

LEHMAN BROTHERS

13

21st Century Insurance
Drivers Just Like You

Cost of Capital Analysis

Appendix

21st Century has a weighted average cost of capital of about 10%.

WACC & Cost of Equity Analysis

($ in millions)

Company Name	Ticker	Total Debt	2/2/2007 Market Cap.	Total Cap. At Market Value	Debt / Total Cap.	Equity / Total Cap.	Debt / Equity	Levered Equity Beta [1]	Unlevered Equity Beta
Auto Comps									
Allstate Corp	ALL	$5,529.0	$38,366.1	$43,895.1	12.6%	87.4%	14.4%	0.79	0.73
Progressive	PGR	$1,185.4	$17,953.0	$19,138.4	6.2%	93.8%	6.6%	1.00	0.96
Safeco	SAFC	$1,274.7	$7,532.3	$8,807.0	14.5%	85.5%	16.9%	0.66	0.60
Mercury General	MCY	$142.0	$2,913.6	$3,055.6	4.6%	95.4%	4.9%	0.61	0.59
Hanover Insurance	THG	$508.8	$2,518.7	$3,027.5	16.8%	83.2%	20.2%	0.94	0.83
Commerce Group	CGI	$298.5	$2,070.9	$2,369.3	12.6%	87.4%	14.4%	0.67	0.62
State Auto	STFC	$118.5	$1,343.6	$1,462.1	8.1%	91.9%	8.8%	0.66	0.62
Horace Mann	HMN	$232.0	$863.1	$1,095.1	21.2%	78.8%	26.9%	0.77	0.65
						Standard Auto Mean:		**0.76**	**0.70**
21st Century Insurance	**TW**	**$118.9**	**$1,845**	**$1,964**	**6.1%**	**93.9%**	**6.4%**	**0.88**	**0.84**
American International Group	**AIG**	**$14,749.0**	**$179,528**	**$194,277**	**7.6%**	**92.4%**	**8.2%**	**0.90**	**0.86**

Implied TW Metrics:	Levered Beta [2]	Cost of Equity [3]	WACC [4]
Barra Levered Beta:	0.88	11.0%	10.6%
Auto Comps Mean Beta:	0.73	9.9%	9.6%

Implied AIG Metrics:	Levered Beta [2]	Cost of Equity [3]	WACC [4]
Barra Levered Beta:	0.90	11.1%	10.6%

Note: Assumes 35.0% tax rate. Market data as of February 2, 2007. Financial data as of September 30, 2006.

1. *Represents Barra Beta.*
2. *Barra Beta uses actual projected levered beta at December 31, 2006. Re-levered based on actual debt / equity of 6.42% and 8.19% for AIG and TW respectively.*
3. *Assumes 7.0% historical S&P 500 market premium over 10-year bond and risk free rate of 4.81%.*
4. *Assumes actual debt / equity of 6.42% and 8.19% for AIG and TW respectively. Assumes cost of debt of 5.70% and 6.50% for AIG and TW respectively.*

LEHMAN BROTHERS

14

21st Century Insurance
Drivers Just Like You

Regression Analysis Appendix 2007E ROAE Regression 15 2007E ROAE Regression TW y = 11.588x + 0.0017 R 2 = 0.7235 0.00x 0.50x 1.00x 1.50x 2.00x 2.50x 3.00x 8.0% 10.0% 12.0% 14.0% 16.0% 18.0% 20.0% 2007E ROAE Price / Current Book Value ALL SAFC TW (unadj) MCY PGR THG STFC HMN CGI TW (adj) Unadjusted ROE 2007 EPS $0.91 2006 BVPS $10.37 2007 BVPS $10.31 Avg BVPS $10.34 2007E ROAE 8.8% Implied P/BK 1.02 x Adjusted ROE 2007 EPS $0.91 Div Adjustment ($0.10) Pro Forma 2007 EPS $0.81 2006 Ending BVPS $10.37 Special Dividend $2.90 Pro Forma 2006 BVPS $7.47 2007 EPS $0.91 Normalized Dividend ($0.32) 2007 Ending BVPS $8.06 Avg BVPS $7.77 2007E ROAE 10.4% Implied P/BK 1.21 x